Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 8, 2018, with respect to the consolidated financial statements of Polypid Ltd. included in the Registration Statement on Form F-1 and related Prospectus of Polypid Ltd., dated February 8, 2018.

/s/ Kost Forer Gabbay and Kasierer
Tel-Aviv, Israel	KOST FORER GABBAY & KASIERER
February 8, 2018	A Member of Ernst & Young Global